Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-96923, 333-106975, 333-118705, 333-126415, 333-137258 and 333-152125) pertaining to the 2002 Stock Incentive Plan of Quantum Fuel Systems Technologies Worldwide, Inc. and Subsidiaries of our reports dated July 1, 2011, with respect to the consolidated financial statements and schedule of Quantum Fuel Systems Technologies Worldwide, Inc. and Subsidiaries, and with respect to the effectiveness of internal control over financial reporting of Quantum Fuel Systems Technologies Worldwide, Inc. and subsidiaries, both included in this Annual Report (Form 10-K) for the year ended April 30, 2011.

/s/ Ernst & Young LLP

Orange County, California

July 1, 2011